Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2005 relating to the financial statements and financial statement schedules of Potomac Insurance Company of Illinois, which appears in Specialty Underwriters' Alliance, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
April 20, 2005